Exhibit 10.46

AMENDMENT NO. 2 TO AGREEMENT OF LIMITED PARTNERSHIP

OF JB/UNIVERSAL CITY RESTAURANT PARTNERS L.P.

THIS INSTRUMENT is made and entered into as of the 18th day of April , 2000 , (the “Effective Date”) by and between UNIVERSAL CITY DEVELOPMENT PARTNERS, LP, a Delaware limited partnership, as successor in interest by merger to Universal City Development Partners, a Florida partnership, (sometimes referred to herein as “Universal” or “Limited Partner”) and MARGARITAVILLE HOLDINGS LLC, a Delaware limited liability company (sometimes referred to herein as “Holdings” or “General Partner”).

W I T N E S S E T H:

WHEREAS, Universal, as Limited Partner, and Holdings, as General Partner, entered into that certain Agreement of Limited Partnership dated as of September 11, 1997, as amended by Amendment No. 1 to Agreement of Limited Partnership dated as of July 1, 1998, (collectively, the “Agreement”), creating the Delaware limited partnership known as “JB/UNIVERSAL CITY RESTAURANT PARTNERS, L.P.”; and

WHEREAS, the parties desire to further amend certain provisions of the Agreement of Limited Partnership, on the terms more specifically set forth below;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in the Agreement.

2. The parties recognize that Universal City Development Partners, LP, a Delaware limited partnership, is the successor in interest by merger to Universal City Development Partners, a Florida general partnership, and hereby affirm that the said Universal City Development Partners, LP, is hereby substituted by mutual consent in the place of Limited Partner for all purposes effective as of January 6, 2000, the date of the merger.

3. With reference to Articles IV and VII of the Agreement, the parties release one another from and waive their respective rights and obligations relating to the Callable Interest and the Putable Interest and agree that the allocation of interests contained in this amendment shall hereafter govern their respective interests and Participating Percentages in the Partnership. Sections 4.1 through 4.6 and 7.1 through 7.7 of the Agreement are, to the extent they are inconsistent with the provisions of this paragraph, revoked.

4. Universal is hereby granted status as of the Effective Date in the Partnership as a General Partner, which status shall be in addition to its status as a Limited Partner. Holdings is hereby granted status as of the Effective Date in the Partnership as a Limited Partner, which status shall be in addition to its status as a General Partner.

5. Unless otherwise mutually agreed by each of the Partners by subsequent amendment or by operation of the terms of the Agreement, the Participating Percentage of Universal and Holdings in the Partnership shall be fifty percent (50%) for each, which interests are allocated as follows: to the respective General Partners, forty percent (40%) each; and to the respective Limited Partners, ten percent (10%) each.

6. Each General Partner shall hereafter have an equal vote in the determinations which were to be made by the General Partner in the Agreement as originally executed.

7. As a result of the establishment of Universal and Holdings as both General Partners and Limited Partners, each use of “General Partner” or “Limited Partner” in the singular form in the Agreement as originally executed is hereby amended to the plural form as the context so requires. Similarly, any limitations upon the Limited Partner shall apply to Universal or Holdings when acting in that capacity and not when acting in its capacity as General Partner.

8. Notwithstanding the grant of powers and rights to the General Partner as contained in the Agreement as originally executed, neither General Partner shall hereafter act on behalf of or bind the Partnership absent the prior written consent of the other General Partner.

9. Section 9.4 (d) is hereby amended to provide that both General Partners shall serve jointly as the “tax matters partner” from and after the Effective Date. Nothing contained herein shall, however, result in a revocation or other modification of the tax letter dated September 11, 1997, from Universal to Holdings.

10. All references to the Closing in the Agreement as originally executed shall, except as otherwise provided in this Amendment, be applied and construed on the basis that the Closing did not occur.

11. Notwithstanding anything to the contrary contained in this amendment, the references to “General Partner” in Section 9.6(d) of the

Agreement as originally executed, shall for the purposes of that section refer only to Holdings and the references to Universal small for the purposes of that section refer only to Universal.

12. By agreement of even date herewith, the Partners have modified that certain Management Agreement between the Partnership and Universal dated September 11, 1997 (the “Management Agreement”). The modification provides, among other things, for the service of Universal as Manager therein to be suspended pending performance of the Manager’s duties by others.

13. For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Partners, it is agreed by and between the Partners that, commencing as of the Effective Date and continuing at all times and from time-to-time that Universal’s performance as Manager is suspended, is hereafter terminated or if Universal shall elect to resign or forego service as Manager, Universal shall receive a fee equal to five percent (5%) of the gross revenues of the business(es) owned, operated or managed by the Partnership (the “Universal Fee”). The Universal Fee shall be paid from the operating revenues of the Partnership business on a priority basis equal to the Rent payable by the Partnership to Landlord pursuant to the terms of the Lease dated September 11, 1997, and shall not be subject to any set-off, reduction or deferral absent the express written consent of Universal, which consent may be withheld in its sole discretion. No termination of Universal’s status or suspension or cessation of its services as Manager shall serve to divest or otherwise adversely affect Manager’s entitlement to the Universal Fee.

14. For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Partners, it is agreed by and between the Partners that, commencing as of the Effective Date and continuing at all times that Holdings continues from the Effective Date without interruption to provide to the Partnership the personal services of John Cohlan on a basis of not less than                      (            ) hours per month to actively participate in the major decisions relating to the business of the Partnership. Holdings shall receive a fee equal to one percent (1%) of the gross revenues of the business(es) owned, operated or managed by the Partnership (the “Holdings Fee”). The Holdings Fee shall be paid from the operating revenues of the Partnership business on a priority basis equal to the Rent payable by the Partnership to Landlord pursuant to the terms of the Lease dated September 11, 1997, and shall not be subject to any set-off, reduction or deferral absent the express written consent of Holdings, which consent may be withheld in its sale discretion. Notwithstanding the foregoing, at such time as Holdings fails to provide the services of Cohlan as set forth above. Universal shall automatically be reinstated as Manager.